EXHIBIT 10.6

HILLS BANCORPORATION
BOARD OF DIRECTOR DEFERRED
COMPENSATION PLAN AGREEMENT

THIS AGREEMENT, entered into this____ day of _____ , 20___, between Hills Bancorporation (“Company”) a Corporation organized under the laws of the State of Iowa and _______________(“Director”).

In consideration of the agreements hereinafter contained, the parties hereto agree as follows:
1.The Company agrees to provide to the Director a deferred compensation arrangement in conjunction with the Director’s role as a member of the Board of Directors of the Company and as a member of the Board of Directors of the Company’s subsidiary, Hills Bank & Trust (the “Bank”).
2.The Director shall be given the opportunity to elect to reduce the directors fees (including the Director’s retainer, as well as any meeting fees for attending meetings of the Board of Directors of Hills, the Board of Directors of the Bank, or any committee of either Board) paid to the Director by the Company for serving as a member of the Boards of Directors of the Company and the Bank, by executing a compensation reduction agreement on a form provided by the Company. Said agreement shall be executed not later than the close of the calendar year preceding the year in which said Agreement is to be effective (or, for a newly elected director, within thirty (30) days after he/she first becomes eligible to participate), and shall specify the amount and method of reduction in the compensation of the Director. The Company shall limit the amount that the Director can defer into the plan annually to no more than 50 percent of said Director’s annual compensation.
3.
(a)The Company shall credit to a book reserve (“the Deferred Compensation Account”) established for this purpose, any such amounts that the Director elects to defer pursuant to paragraph 2 above.
(b)The Company shall not be required to set aside or in any other way fund any amounts credited to the book reserve established pursuant to this agreement. Such reserve shall constitute an obligation on the part of the Company that shall be satisfied only from the general assets of the Company.
(c)Annual credits to the Deferred Compensation Account, including amounts described in paragraphs 2 and 3(d) shall be converted to units, or a fraction thereof, on the last day of the year for which the credit was made, with each unit being equivalent in value to the fair market value of a share of stock in Hills

Bancorporation (hereinafter “stock unit”). The conversion to “stock units” shall be a book entry only and will not represent an actual purchase of stock by the Director.
(d)The Deferred Compensation Account shall also be credited on each date on which Hills Bancorporation pays a dividend with an amount that is the equivalent to the dividend that would have been received had the “stock units” credited to the Director’s Deferred Compensation Account on the previous December 31 been actual shares of stock in Hills Bancorporation.
(e)The “stock units” credited to the Directors Deferred Compensation Account shall be adjusted to reflect modifications to the common stock of Hills Bancorporation resulting from a merger, stock dividend or split, recapitalization, consolidation, spin‑off, combination or such other transaction that in the opinion of the employer would impact the “stock units” issued pursuant to this plan.
(f)For purposes of this Agreement, the fair market value of Hills Bancorporation common stock shall be the average of the beginning and end of year values of such stock as determined by the appraisals required in connection with Hills Bank and Trust Employee Stock Ownership Plan. The method of determining fair market value of Hills Bancorporation Common Stock hereunder may only be modified by Agreement of the parties to this Agreement.
4.Unless an election has been made to convert “stock units” to their cash equivalent as provided in Paragraph 10 hereof, the value of the Director’s Deferred Compensation Account at any given time shall be an amount equal to (1) the cumulative “stock units” credited to the account times the per share value as determined by the average of the beginning and end of year values of such stock as determined by the last appraisal described in paragraph 3(f); plus (2) any credits to the Deferred Compensation Account that have not yet been converted to “stock units”.
5.The value of the Deferred Compensation Account shall constitute the entire amount of deferred compensation due to the Director pursuant to this agreement.
6.The benefits to be paid to the Director shall be as follows:
(a)The Director’s Deferred Compensation Account shall be payable to the Director upon the occurrence of the earliest of the following events:
(i) a change of control of Hills Bancorporation resulting from either a change of ownership of Hills Bancorporation, a change of effective control of Hills Bancorporation, or a change in the ownership of a substantial portion of the assets of Hills Bancorporation, as such terms are defined in Treasury Regulation 1.409A-3(i)(5),
(ii) termination of the Director from the Board of Directors of the Company and the Bank, or

(iii) when the Director reaches the age of seventy-two (72) years.
(a)The Director’s Deferred Compensation Account shall be paid to the Director in the following manner:
i)If the balance in the Director’s Deferred Compensation Account becomes payable as a result of the termination of the director’s service on the Board of Directors or the Director reaching age seventy‑two (72) (but not as a result of a change in control of the Company), and the balance is greater than $19,000 on December 31st of the year in which the account becomes payable, the account will be payable in five annual payments. The annual payments payable to the Director under this paragraph will be paid commencing as soon as administratively feasible after the end of the year in which the Director’s account becomes payable and shall continue each year thereafter until the final installment has been paid. The amount of each installment payment payable hereunder shall be determined by dividing the balance of the Director’s Deferred Compensation Account as of the end of each calendar year by the number of installment of payments remaining to be paid. All installment payments will be paid by the Bank as soon as administratively feasible following the end of each calendar year.
The Director’s Deferred Compensation Account shall be adjusted annually to reflect gains and losses as provided herein.
i)If the balance in the Director’s Deferred Compensation Account becomes payable as a result of a change of control of the Company, the balance in the account shall be paid to the Director in full on or as soon as is administratively feasible after the date of the closing of the change of control. The amount payable to the Director shall be the balance in the Director’s Deferred Compensation Account on December 31st of the preceding calendar year (including the adjustment for the value of any declared but unpaid dividends on Hills Bancorporation stock as of December 31st of that year).
ii)If the balance in the Director’s Deferred Compensation Account becomes payable as a result of the termination of the director’s service on the Board of Directors or the Director reaching age seventy‑two (72), and the balance does not exceed $19,000, the balance in the account shall be paid to the Director in full as soon as is administratively feasible after the end of the calendar year in which the account becomes payable. The amount payable to the Director shall be the balance in the Director’s Deferred Compensation Account on December 31st of the year in which the account becomes payable as determined hereunder (including the adjustment for the value of any declared but unpaid dividends on Hills Bancorporation stock as of December 31st of the year in which the account becomes payable).
(b)Notwithstanding the foregoing, if at the time an amount becomes distributable to the Director, the Company or the Bank is publicly traded on an established securities market or otherwise, the Director is a “specified employee” of the Company (as defined in Treasury Regulation Section 1.409A-1(i)), and if the amount distributable to the Director results from the Director’s separation from service with Bank, then the first payment due to the Director under this Paragraph 6 shall be deferred for a period extending not less than six months following the Director’s separation from service. This Paragraph is intended to comply with Internal Revenue Code Section 409A(a)(2)(B).
(c)The Director and Bank may mutually agree to change the form and timing of distributions provided in this Paragraph 6 provided that such change in form and timing:

i)may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Internal Revenue Code and the regulations thereunder;
ii)must delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and
iii)must take effect not less than twelve (12) months after the election is made.
7.In the event of the death of the Director prior to the complete payment of the Director’s Deferred Compensation Account, payments will commence, or continue to be made, to the beneficiary designated by the Director to receive such payments. A beneficiary may be designated or changed (without the consent of any prior beneficiaries) by the Director on a form provided by the Bank. If no such beneficiary has been designated by the Director, or if no designated beneficiary shall survive the Director, payments due pursuant to this plan shall be paid to the personal representative of the Director’s Estate.
8.Any conversion elections available to the Director during his lifetime shall be likewise available to the Director’s designated beneficiary or the personal representative of the Director’s estate, as the case may be, after the death of the Director.
9.If payments are to be made to a beneficiary due to the death of the Director, hereinafter primary beneficiary, said primary beneficiary shall have the right to designate a beneficiary to receive such payments upon the death of the primary beneficiary.
10.

(a)The Director shall have the option to convert all or any part of the stock units in the Director’s Deferred Compensation Account to their cash equivalent at any time after the Director (i) reaches the age of sixty (60), (ii) the Director’s service on the Board of Directors of the Company is terminated for any reason, or (iii) at any time after there is a change in the control of the ownership of the Company or a sale of a significant portion of the assets of the Company.
(b)The election to convert the stock units in the Director’s Deferred Compensation account to their cash equivalent may, at the option of the Director, be effective upon the occurrence of any of the three events which give rise to the Director’s right to convert the stock units in the Director’s Deferred Compensation Account to a cash equivalent or December 31st of any year following the occurrence of any of said three events including December 31st of the year in which anyone of said three events occurs. The Director’s election to convert the stock units in the Director’s Deferred Compensation Account to their cash equivalent must be delivered in writing to the Company and must specify the number of “stock units” to be converted and the date on which the Employee elects to have the conversion take place. The conversion of “stock units” to their cash equivalent shall be at the value of the stock units as determined under paragraph 3(f) hereof. If the Director elects to convert stock units in the Director’s Deferred Compensation Account to their cash equivalent at any date other than December 31st, the stock value for purposes of said conversion shall be based on the stock value as of December 31st of the year prior to the year in which such conversion option is elected. Provided, however, if on the conversion date the stock of the Company is traded on an established security exchange, or in the event the stock in the Company is converted into stock or exchanged for stock in any acquiring corporation whose stock is traded on an established security exchange, and therefore has a readily established market value, then such conversion shall be based upon said market value as of the close of the trading day that it is converted.
(c)Any of the Director’s Deferred Compensation Account which is held in cash equivalents as of January 1st of each year shall be adjusted as of December 31st of the same year, said adjustment to be made by adding to said January 1st balance an amount equal to interest on the average daily balance in said account during the year at the National Prime Rate as reported by the Wall Street Journal as of December 31st of the previous year.

1.Nothing contained in this agreement and no action taken pursuant to the provisions of this agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Director, the Director’s designated beneficiary or any other person. In the event that the Company elects to fund any obligation due under this agreement, such funds shall continue for all purposes to be a part of the general funds of the Company and no person other than the Company shall by virtue of the provisions contained in this agreement have any interest in such funds. To the extent that any person acquires a right to receive payments from the Company pursuant to this agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

1.The rights of the Director or any other person to the payment of deferred compensation or other benefits under this agreement shall not be assigned, pledged, or encumbered except by will or by the laws of descent and distribution.

1.All distributions made under this agreement shall be paid in cash, subject to any required federal or state tax withholding. The number of “stock units” in a Director’s Deferred Compensation Account shall be reduced, as of the date of each cash distribution from said account, by the number of “stock units” necessary to equal such cash distribution valued, as of December 31st of the year preceding the calendar year in which the cash distribution is made, at the average of the beginning of year and end of year values of the Company’s common stock reported pursuant to the independent appraisal required in connection with the Hills Bank and Trust Company Employee Stock Ownership Plan. The Director shall not have the right to receive a distribution of shares of stock or any other property.

1.Nothing contained herein shall be construed as conferring upon the Director the right to continue to serve as a member of the Board of Directors of the Company.

1.The Company shall have the full power and authority to interpret, construe, and administer this agreement and the Company’s interpretation and construction thereof, and actions thereunder, including any valuation of the deferred compensation account, the amount of the payment to be made therefrom, or the recipient of the payment to be made therefrom shall be binding and conclusive on all persons for all purposes.

1.The Company reserves the right to discontinue the Director’s option to elect a salary reduction amount at any time prior to the Director’s execution of the salary reduction agreement.

1.This agreement shall be construed in accordance with and governed by the law of the State of Iowa.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers and director as of the _____ day of _______________, 20__.

HILLS BANCORPORATION DIRECTOR

By:________________________________
Name: ____________________